Exhibit 99.1

DATE  April 20, 2007

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John C. Hansen	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)
(OTC Bulletin Board: SLBA.OB)
ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2007

Highlights for the First Quarter of 2007 compared to the First Quarter of 2006

•                                          Net income increased to $818,000 or 3.28%.

•                                          Return on Average Assets was 1.35%.

•                                          Return on Average Equity was 16.79%.

•                                          Deposits increased to $217.6 million or 2.12%

•                                          Diluted Earnings per share increased to $0.40 per share, while basic earnings per share remained at $0.42

•                                          The Company declared a cash dividend of $0.20 per share. This is the 18th consecutive year the Company, or the Bank before it, has declared a dividend.

•                                          Asset quality remained strong.

FINANCIAL PERFORMANCE:

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”), a four office bank serving San Luis Obispo and northern Santa Barbara Counties. In 2006, the Company acquired all of the outstanding stock of the Bank in a holding company formation transaction.

The Company reported an increase in net income to $818,258 from $792,017 in the like period in 2006. This represents a 3.28% increase. Diluted Earnings per share increased to $0.40 per share from $0.39 per share.

The Company saw an increase of 2.12% in deposits to $217.6 million and a decrease in loans of 1.66% to $160.4 million. The Company has experienced greater than normal payoffs in the construction loan area and new housing starts have been slower than normal, both of which were expected.

Equity increased to $19.5 million or 19.64% over Total Shareholders Equity of $16.3 million as of March 31, 2006. Return on Average Equity was 16.79% compared to 19.40% 1 year ago. Return on Average Assets was 1.35% and 1.39% 1 year ago.

The Company’s operating efficiency ratio increased in the first quarter of 2007 to 62.67% from 60.42%. This represents a differential of 2.25%.

Larry H. Putnam, the Company’s President and Chief Executive Officer said, “We are pleased overall with the Company’s first quarter performance. The Company’s formal business development efforts continue to build the Company’s overall customer base. These efforts along with economic conditions in our market place will allow us to further develop and enhance our economic base going forward.”

LOAN GROWTH AND CREDIT QUALITY:

We saw a decrease in net loans of 1.66% to $160.4 million. This is due to a significant payoff of existing construction loans, a temporary slow down in new construction starts and payoff of several substantial relationships due to the sale of their businesses. As of March 31, 2007 the Company had two loans totaling $97,000 that were on non-accrual compared to $500,000 as of March 31, 2006. The Company did not have any loans that were 30 days past due as of March 31, 2007.

DEPOSIT GROWTH:

Competition for deposits continues to be very strong both from traditional sources as well as alternative investments such as mutual funds, money market funds and the stock market. Total deposits grew 2.12% to $217.6 million compared to $213.1 million as of March 31, 2006. We have also seen a shift into higher cost time certificate of deposits over the past year. Non interest bearing demand deposits still represent 37.69% of total deposits. We will continue to concentrate our efforts on providing quality personalized service to the small business community, which provides solid core deposit growth.

NET INTEREST INCOME AND NET INTEREST MARGIN:

Net interest income increased 3.07% to $3.3 million from $3.2 million for the same period in 2006. The net interest margin for the first quarter of 2007 was 6.14% compared to 6.35% for the like period in 2006. This is a 3.31% decrease.

PROVISION FOR LOAN LOSSES:

The Company did not make any additions to the loan loss provision during the first quarter of 2007. $60,000 was provided to the allowance in the like period in 2006. The principal reason for this was the continued credit quality of the loan portfolio, $77,000 in recoveries collected in February 2007 and the lack of growth in the loan portfolio. The loan loss reserve increased 13.19% to 1.06% allowed for loan losses to total loans compared to 0.94% for the same period in 2006.

CAPITAL LEVELS AND RATIOS:

Shareholder equity stands at $19.5 million as of March 31, 2007 compared to $16.3 million as of March 31, 2006. This is after the Company paid a $0.20 per share cash dividend to all shareholders of record as of March 31, 2007 and $125,000 for the repurchase of 4,300 shares under the Company’s stock repurchase program. The Bank’s Tier 1 Capital to Average Assets ratio increased 27.82% to 9.42% compared to 7.37% as of March 31, 2006. Total Capital to Risk Weighted Assets increased 26.77% to 13.78% as of March 31, 2007. This compares to 10.87% as of March 31, 2006. The Bank is “well capitalized” in all regulatory categories.

THE COMPANY AND ITS BUSINESS STRATEGY

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank). Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets. The main focus after 20 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees. This is complimented by our first class facilities that we have strategically placed on the Central Coast of California, which is a very desirable and growing region. These guiding principals will continue to serve the Company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios)
	Unaudited
	Three Months Ended
	March 31,		%
	2007	2006	Change
Summary of Operations:
Interest Income	$4,413	$3,840	14.92%
Interest Expense	1,118	643	73.87%
Net Interest Income	3,295	3,197	3.07%

Provision for Loan Loss	—	60	—

Net Interest Income After Provision for Loan Losses	3,295	3,137	5.04%

Noninterest Income	292	257	13.62%
Noninterest Expense	2,248	2,087	7.71%

Income Before Income Taxes	1,339	1,307	2.45%
Income Taxes	521	515	1.17%

Net Income	$818	$792	3.28%

Cash Dividends Paid	$387 #	$382	1.31%

Per Share Data:
Net Income - Basic	$0.42	$0.42	0.00%
Net Income - Diluted	$0.40	$0.39	2.56%

Dividends	$0.200	$0.200	0.00%
Book Value	$10.10	$8.55	18.13%

Common Outstanding Shares: (Adjusted for 4-for-1 stock split)	1,932,724	1,909,837	1.20%

Statement of Financial Condition Summary:
Total Assets	$246,181	$232,998	5.66%
Total Deposits	217,591	213,064	2.12%
Total Net Loans	160,405	163,112	-1.66%
Allowance for Loan Losses	1,731	1,554	11.39%
Total Shareholders’ Equity	19,528	16,322	19.64%

Selected Ratios:
Return on Average Assets	1.35%	1.39%	-2.69%
Return on Average Equity	16.79%	19.40%	-13.45%
Net interest margin	6.14%	6.35%	-3.31%
Average Loans as a Percentage of Average Deposits	78.50%	77.91%	0.75%
Allowance for Loan Losses to Total Loans	1.06%	0.94%	13.19%
Tier I Capital to Average Assets	9.42%	7.37%	27.82%
Tier I Capital to Risk-Weighted Assets	12.00%	8.95%	34.08%
Total Capital to Risk-Weighted Assets	13.78%	10.87%	26.77%